Exhibit 99.1

Stavros G. Vizirgianakis Appointed

President and CEO of Misonix, Inc.

Mr. Vizirgianakis has served as interim CEO since September 2016

For Immediate Release

Corporate Contact	Investor Contact
Joseph Dwyer	Joe Diaz
Misonix, Inc.	Lytham Partners
631-694-9555	602-889-9700
invest@misonix.con	info@misonix.com

FARMINGDALE, NY -- December 19, 2016 -- Misonix, Inc. (NASDAQ: MSON), a leading provider of ultrasonic surgical tools, announced today the appointment of Stavros G. Vizirgianakis as the Company’s President and Chief Executive Officer effective immediately. Mr. Vizirgianakis has served as interim Chief Executive Officer since September 2, 2016, and has served as a member of the Misonix Board of Directors since May 2013. Separately, the Company announced the resignation of T. Guy Minetti from the Board of Directors after leading the Board process to recruit Mr. Vizirgianakis to accept the CEO role.

“Since being appointed interim CEO, Stavros has quickly engaged in the business with an intense focus on driving Misonix’s recurring revenue business model,” said Mr. Minetti. ”As the Board considered the evolving needs of the Company, we determined that this focus as well as Stavros’ broad international healthcare experience made him the right person to lead Misonix. After more than a dozen years of service to the Company, I am confident that the leadership is in place to take Misonix to new heights and I wish the company well.”

Mr. Vizirgianakis has a distinguished career in the medical devices field having worked for United States Surgical Corporation as director of sales for sub-Saharan Africa and later Tyco Healthcare in the capacity of General Manager South Africa. Mr. Vizirgianakis was Managing Director of Ascendis Medical from January 2014 to July 2016. In 2006, Mr. Vizirgianakis co-founded Surgical Innovations, which has become one of the largest privately owned medical device distributors in the African region, and now part of the Johannesburg Stock Exchange listed entity Ascendis Health. In that capacity, Mr. Vizirgianakis acted as an independent distributor of the Misonix line of products. Mr. Vizirgianakis also served on the board of Tenaxis Medical and is a strategic investor and advisor to numerous medical device startups and established companies in this field. Mr. Vizirgianakis has a degree in commerce from the University of South Africa.

“With the support of the Board, and our talented team of employees, we are confident that Stavros will apply his skill set and experience to driving growth and building shareholder value for Misonix,” said Thomas Patton, lead Director of the Company. “And we are grateful for Mr. Minetti’s long term of service to the Company, we will miss his counsel and we wish him well.”

Mr. Vizirgianakis commented, “I look forward with great enthusiasm to expanding our markets both within the United States and internationally. While our ultrasonic technologies and tools are generally associated with delicate spine surgery and the debridement of diabetic and burn wounds, I firmly believe there are other surgical procedures that can benefit from the mitigation of soft tissue collateral damage, minimizing blood loss, and the generation of better patient outcomes. We have leading-edge technology and products, highly talented people, and the dedication to become leaders in the markets in which we compete. I am excited with the opportunities ahead.”

On October 25, 2016, Misonix announced that Mr. Vizirgianakis invested $4 million through the purchase from the Company of 761,469 shares of Misonix common stock in a private placement at a price of $5.253 per share. Upon closing of the acquisition of these shares, Mr. Vizirgianakis became the Company’s largest shareholder.

About Misonix
Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's website at www.misonix.com

Safe Harbor Statement
With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, the completion of the investigation related to identified deficiencies in internal control over financial reporting, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.